EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474

Virco Announces First Quarter Results and Declares Cash Dividend

Torrance, California, June 13, 2003 — Virco Mfg. Corporation (AMEX: VIR) today reported lower sales and an increased loss for the first quarter of 2003.

Sales declined from the first quarter of 2003 from $41,168,000 to $31,180,000. The loss for 2003 was $4,013,000 compared to $2,137,000 for 2002.

Publicly funded entities are experiencing budget shortfalls not seen for many years. Most states, cities, counties, and school districts are facing seriously restricted operating budgets requiring cutbacks in personnel and services, which result in less money for replacement furniture and supplies. Bond funding for public schools continues to be relatively strong.

We continue to aggressively pursue all available business in our markets, especially by attempting to gain market share with new products. In response to the reduction in sales, we are also evaluating different methods for controlling spending. The seasonal nature of our business will enable us to reduce inventories by the end of summer. At that time, we will establish production levels appropriate for ongoing business activity.

In addition, at the regularly scheduled Board meeting on June 10, 2003, the Directors of Virco declared a quarterly cash dividend of $0.02 per share payable July 31, 2003, to shareholders of record June 30, 2003.

	Three Months Ended

	04/30/2003	04/30/2002

	(In thousands, except per share data)
Sales	$31,180	$41,168
Cost of sales	20,769	26,869

Gross margin	10,411	14,299
Selling, general, administrative & interest	16,990	17,803

Loss before income taxes	(6,579)	(3,504)
Income tax benefit	(2,566)	(1,367)

Net loss	$(4,013)	$(2,137)

Net loss per share	$(0.31)	$(0.16)
Weighted average shares outstanding-basic (a)	13,110	13,392

(a)  For the quarter ended April 30, 2003 and 2002, net loss per share was calculated based on basic shares outstanding at April 30, 2003 and 2002, due to the anti-dilutive effect on the inclusion of common stock equivalent shares. For the three months ended April 30, 2002, weighted average shares outstanding was adjusted for the 10% stock dividend declared August 20, 2002, and payable on September 27, 2002, to stockholders of record September 6, 2002.

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